As filed with the Securities and Exchange Commission on November 21, 2008

Registration No. 333-

______________________________________________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

___________________

KBR, Inc.

(Exact name of registrant as specified in its charter)

_______________

Delaware (State or other jurisdiction of incorporation or organization)	20-4536774 (I.R.S. Employer Identification Number)
601 Jefferson Street Suite 3400 Houston, Texas (Address of principal executive offices)	77002 (Zip code)

______________

KBR, Inc. 2009 Employee Stock Purchase Plan

(Full title of the plan)

______________________

Andrew D. Farley

Senior Vice President and General Counsel

601 Jefferson Street

Suite 3400

Houston, Texas 77002

(713) 753-3011

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer ☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.001 per share	5,000,000	$11.965	$59,825,000	$2,352

(1)

Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares as may become issuable under the KBR, Inc. 2009 Employee Stock Purchase Plan, pursuant to the anti-dilution provisions thereof.

(2)

Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of computing the registration fee and based upon the average of the high and low sales price of the common stock reported on the New York Stock Exchange on November 19, 2008.

INTRODUCTORY STATEMENT

KBR, Inc. is filing this Registration Statement on Form S-8 relating to its common stock, par value $0.001 per share, issuable pursuant to the terms of the KBR, Inc. 2009 Employee Stock Purchase Plan.

Recent developments

KBR owns a 36.7% interest in The Asia Pacific Transport Joint Venture Consortium (“APT”), which is comprised of Asia Pacific Transport Joint Venture (an unincorporated joint venture); Freight Link Pty, Ltd; Asia Pacific Transport Pty Ltd, Asia Pacific Transport Finance Pty Ltd, and Asia Pacific Contracting Pty Ltd. APT was established to build, own and operate the transcontinental railroad from Alice Springs to Darwin Australia. KBR accounts for its investment in the railroad project using the equity method of accounting. For the nine months ended September 30, 2008 KBR recorded its share of the APT losses of $6.3 million resulting in KBR’s investment in APT being fully written-off. Accordingly, KBR does not expect to incur any future losses with respect to its investment in APT and has no obligation to fund such losses beyond what is already accrued in its consolidated financial statements.

In November 2008, the Board of Directors of APT appointed a voluntary administrator after it was unable to complete a voluntary sale of the business, which resulted in its secured creditors exercising their rights to appoint a receiver for APT’s assets. No adjustments have been made to the combined APT financial statements contained in KBR’s Form 10-K for the year ended December 31, 2007 incorporated by reference in this Form S-8 that might be required to reflect the outcome of the receivership process.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. KBR, Inc. (the “Company”) shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company shall furnish to the SEC or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

This Registration Statement incorporates by reference the following documents which have been filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 001-33146):

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2007;

2.

The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, filed with the SEC on May 2, 2008; August 1, 2008 and October 31, 2008, respectively;

3.

The Company’s Current Reports on Form 8-K as filed with the SEC on: January 17, 2008; February 11, 2008; March 6, 2008; May 7, 2008; May 8, 2008; May 29, 2008; June 3, 2008; June 19, 2008, July 1, 2008, August 12, 2008, August 28, 2008, August 29, 2008, September 4, 2008, September 11, 2008, and September 18, 2008; and

4.

The description of the Company’s common stock, par value $0.001 per share (“Common Stock”), contained in the Company’s Registration Statement on Form 8-A as filed with the SEC on November 9, 2006, as such description may be amended from time to time.

All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing such documents.

Any statement contained in this Registration Statement, in any amendment to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is modified or superseded by a statement contained in any subsequently filed supplement to this Registration Statement or in any document that also is incorporated by reference herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

The validity of the shares of Common Stock being registered pursuant hereto has been passed upon by Jeffrey B. King, Esq., Vice President, Public Law and Secretary of the Company. Mr. King, an employee of the Company and a participant in certain employee benefit plans offered by the Company, on the date hereof, beneficially owns 293 shares of the Company’s common stock.

ITEM 6. Indemnification of Directors and Officers.

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not eliminate or limit the liability of a director for (1) any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under section 174 of the Delaware General Corporation Law (the “DGCL”) for unlawful payment of dividends or stock purchases or redemptions or (4) any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides that, to the fullest extent of Delaware law, none of our directors will be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if: (1) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that a person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses, including attorneys’ fees, actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if the person is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must also indemnify a present or former director or officer who has been successful on the merits or otherwise in defense of any proceeding, or in defense of any claim, issue or matter therein, against expenses, including attorneys’ fees, actually and reasonably incurred by him or her. Expenses, including attorneys’ fees, incurred by a director, officer, employee or agent, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon, in the case of a current director or officer, receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and the advancement of expenses is not exclusive of any other rights a person may be entitled to under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Our bylaws generally provide for mandatory indemnification of directors and officers to the fullest extent permitted by law. We also entered into indemnification agreements with our directors in the form filed as an exhibit to our Registration Statement on Form S-1, as amended (Registration No. 333-133302), that generally provide for mandatory indemnification to the fullest extent permitted by law.

Delaware law also provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against any liability asserted against and incurred by such person, whether or not the corporation would have the power to indemnify such person against such liability. We maintain, at our expense, insurance policies that insure our officers and directors, subject to customary exclusions and deductions, against specified liabilities that may be incurred in those capacities. Reference is made to Item 9 for the Company’s undertakings with respect to indemnification for liabilities arising under the Securities Act of 1933.

ITEM 7. Exemption from Registration Claimed

Not applicable.

ITEM 8. Exhibits

Exhibit

Number	Description

4.1*

Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, as amended (Registration No. 333-133302) (the “Form S-1”))

4.2*	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2008)

4.3*	Form of specimen common stock certificate (incorporated by reference to Exhibit 4.1 to the Form S-1)

4.4	KBR, Inc. 2009 Employee Stock Purchase Plan

5.1	Opinion of Counsel, Jeffrey B. King, Vice President, Public Law and Secretary.

23.1	Consent of KPMG LLP – Houston, Texas

23.2	Consent of KPMG – Adelaide, South Australia

23.3	Consent of Counsel, Jeffrey B. King. (included in exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

____________

* Incorporated by reference as indicated.

ITEM 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 21, 2008.

KBR, INC.

By	/s/ William P. Utt
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew D. Farley and Jeffrey B. King, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his name place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, any registration statement for the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933 and any and all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on November 21, 2008.

Signature	Title
/s/ William P. Utt	President, Chief Executive Officer and Director (Principal Executive Officer and Director)
/s/ T. Kevin De Nicola	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ John W. Gann, Jr.	Vice President and Chief Accounting Officer (Principal Accounting Officer)
/s/ W. Frank Blount	Director
/s/ Loren K. Carroll	Director
/s/ Jeffrey E. Curtiss	Director
/s/ John R. Huff	Director
/s/ Lester L. Lyles	Director

/s/ Richard J. Slater	Director

EXHIBIT INDEX

Exhibit

Number	Description

4.1*

Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, as amended (Registration No. 333-133302) (the “Form S-1”))

4.2*	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2008)

4.3*	Form of specimen common stock certificate (incorporated by reference to Exhibit 4.1 to the Form S-1)

4.4	KBR, Inc. 2009 Employee Stock Purchase Plan

5.1	Opinion of Counsel, Jeffrey B. King, Vice President, Public Law and Secretary.

23.1	Consent of KPMG LLP – Houston, Texas

23.2	Consent of KPMG – Adelaide, South Australia

23.3	Consent of Counsel, Jeffrey B. King (included in exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

____________

* Incorporated by reference as indicated.